Exhibit 10.5
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT dated November 11, 2008 by and between Robert C. Low (the “Employee”) and Chindex International, Inc., a Delaware corporation (the “Employer”).
     1. Employment.
     The Employer agrees to employ the Employee, and the Employee agrees to serve in the employ of the Employer, commencing the date hereof and terminating, unless terminated earlier in accordance with Section 7 below, on the third anniversary of the date hereof (unless otherwise agreed to in writing by the parties), on the terms and conditions set forth in this Agreement.
     2. Position, Duties.
     The Employee shall initially serve as Vice President, Finance and Chief Accounting Officer of the Employer, shall report to the Chief Financial Officer of Employer, and shall perform, faithfully and diligently, such service and duties, and shall have such responsibilities, appropriate to said positions, as shall be assigned by the Chief Financial Officer or Chief Executive Officer of the Employer. Without limiting the generality of the foregoing, the Employee’s duties shall include the responsibilities set forth in Schedule A attached hereto. The Employee agrees to devote his best efforts, skills and full business time to fulfilling the performance of his duties and responsibilities hereunder. The principal place of performance of services by the Employee hereunder shall be Bethesda, Maryland.
     3. Salary; Bonus; Incentive Compensation.
     3.1 Base Salary. In consideration of the performance by the Employee of the services set forth herein and his observance of the other covenants set forth herein, the Employer shall pay to the Employee, and the Employee shall accept, a base salary at the rate of $195,000 per annum, payable in accordance with the standard payroll practices of the Employer.
     3.2 Bonus. The Employee will be eligible to participate subject at all times to eligibility requirements and at Employer’s sole discretion in the annual performance bonus program, if any, implemented by the Employer from time to time, providing for a bonus to the Employee ranging from 10% to 35% of the Employee’s base salary based on combined individual, departmental and consolidated company performance, all determined in accordance with such program. Any annual bonus earned shall be paid in cash as soon as reasonably practicable after the end of the fiscal year for which such bonus was earned, and in any event not later than six months after the end of such fiscal year, unless the Company determines (at a time and in a manner that complies with Section 409A of the U.S. Internal Revenue Code (“Section 409A”) that payment shall be made at a later date and/or in a different form.
Chindex - Low Employment Agreement

     3.3 Stock Options. In consideration of the performance by the Employee of the services set forth herein and his observance of the other covenants set forth herein, on the date hereof the Employee shall be awarded under the Company’s 2007 Stock Incentive Plan (the “Plan”) non-qualified options to purchase 6,000 shares of the Company’s common stock, $0.01 par value per share, having an exercise price per share equal to the Fair Market Value thereof on the date hereof determined in accordance with the Plan, expiring ten years from the date hereof, vesting ratably on each of the first three anniversaries of the date hereof (subject to Employee’s continued employment through the respective vesting date), and covered by a written stock option award having such other reasonable terms and conditions as shall be determined by the Employer that are not inconsistent with such foregoing terms.
     4. Expense Reimbursement.
     During the term of this Agreement, the Employer shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, subject to prior approval in accordance with the policies of the Employer from time to time. The Employee shall provide Employer with such documentation of such expenses as is required by such policies no later than 60 days after the expense was incurred. Reimbursement shall be made as soon as practicable, but no later than the end of the calendar year following the calendar year in which such expenses are incurred.
     5. Benefits and Paid Time Off.
     5.1 Employee Benefit Plans. During the term of this Agreement, the Employee will have the right to participate in all employee benefit and health plans and programs of the Employer offered to similarly situated employees of comparable seniority, including the Employer’s 401(k) retirement plan, subject to the provisions of such plans and programs as in effect from time to time. The Employer retains the right to amend or terminate any employee benefit or health plan and program in its sole discretion at any time.
     5.2 Vacation. The Employee shall be entitled annually to four weeks paid vacation to be used at the Employee’s discretion, subject to the approval of the Chief Financial Officer. Should the Employee fail to use his vacation days, he may not carry any unused vacation time into the following year.
     5.3 China Operations. The Employee acknowledges that substantially all of the Employer’s operations are conducted in the People’s Republic of China. In this regard and without limiting any other provision hereof, among other requirements that may apply, the Employee agrees that he may be required to travel to China pursuant to his duties hereunder not less than five times during each year of his employment hereunder on such dates, for such durations and with such itineraries as shall be required by the Chief Executive Officer or Chief Financial Officer of the Employer.

     6. Compliance with Company Policies.
     The Employee agrees that during the term of this Agreement he will comply with all rules, policies and procedures implemented by the Employer from time to time, including those set forth in the Employee Handbook, and in all applicable codes of ethics and other policies implemented in accordance with the Sarbanes Oxley Act of 2002 and otherwise. The Employee understands that failure to comply with such rules, policies and procedures may result in disciplinary action including termination of Employee’s employment with Employer pursuant to Section 7.2 of this Agreement.
     7. Termination of Employment.
     7.1 Death; Disability/Voluntary Termination. The Employee’s employment and this Agreement (i) shall terminate automatically upon the Employee’s death, (ii) may be terminated by the Employer at any time if the Employee is unable to perform the essential functions of his position, with or without reasonable accommodation, by reason of a physical or mental impairment that is reasonably expected to be permanent or continuing for 180 consecutive days, and (iii) may be voluntarily terminated by the Employee at any time. In the event of any such termination of employment, the Employer shall pay to the Employee (or to his estate or other legal representative), within 30 days after such termination, the base salary provided for in Section 3.1 accrued to the date of such termination and not theretofore paid. Rights and benefits, if any, of the Employee under the benefit plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Employee nor the Employer shall have any further rights or obligations under this Agreement, except as provided in Sections 8, 9 and 10.
     7.2 Termination by the Employer For Cause. (a) The employment of the Employee hereunder and this Agreement may be terminated by the Employer at any time for Cause (as hereinafter defined). If the Employer terminates the Employee’s employment for Cause, the Employee shall have no further rights hereunder after the date of termination, all obligations of the Employer to provide compensation and benefits shall cease, effective as of the date of termination, except that the Employer shall pay to the Employee, within 30 days after such termination, the base salary provided for in Section 3.1 accrued to the date of such termination and not theretofore paid. The Employer’s rights under this Agreement or otherwise, if any, against the Employee shall survive any such termination of this Agreement. Rights and benefits, if any, of the Employee under the benefit plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Employee nor the Employer shall have any further rights or obligations under this Agreement, except as provided in Sections 8, 9 and 10.
     (b) For purposes hereof, “Cause” shall mean: (i) Employee’s willful misconduct or gross negligence in the performance of his obligations to the Employer or one of its Affiliates; (ii) Employee’s dishonesty or misappropriation relating to the Employer or one of its Affiliates or any funds, properties, or other assets of the Employer or any such Affiliate; (iii) Employee’s inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a disability); (iv) any unauthorized disclosure by Employee of confidential or proprietary information of the Employer or one of its Affiliates which is reasonably likely to result in material harm to the Employer or such Affiliate; (v) Employee’s conviction (including entry of a guilty or nolo contendere plea) of any felony, or of any crime involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws; (vi) Employee’s willful or grossly negligent violation of the Employer’s policies and procedures or of reasonable and appropriate directions from senior management; or (vii) the unsatisfactory performance of Employee, as determined in the sole discretion of the Employer, if not remedied within 30 days of notice from the Employer. For purposes of this Agreement, “Affiliate” shall mean any person or entity that directly, or through one or more intermediaries, controls or is controlled by or is under common control with Employer.
     7.3 Termination by the Employer Without Cause. (a) The employment of the Employee hereunder and this Agreement may be terminated by the Employer at any time without Cause. If the Employer terminates Employee’s employment without Cause (and such termination is not pursuant to Section 7.1 or 7.2), the Employer shall pay to the Employee, within 30 days after such termination, the base salary provided for in Section 3.1 accrued to the date of such termination and not theretofore paid. In addition, in lieu of any severance or termination benefits generally payable to employees under any of the Employer’s plans, policies or practices, and subject to Section 7.3(b) and to Executive’s compliance with the provisions of Sections 8, 9, and 10, the Employer shall continue to pay Employee’s base salary, in accordance with the Employer’s normal payroll practice, for a period of (i) three months, if such termination occurs prior to the first anniversary of the date hereof, or (ii) six months, if such termination occurs after the first anniversary and before the third anniversary of the date hereof. The rights and benefits of the Employee under the benefit plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Employee nor the Employer shall have any further rights or obligations under this Agreement, except as provided in this Section 7.3 and Sections 8, 9, and 10.
     (b) Employee shall not be entitled to receive the salary continuation payments described in paragraph (a) unless he executes a general release of claims against the Employer in the form annexed as Exhibit A hereto (but with such changes therein as may be necessary to comply with changes in law to make it effective) within forty-five (45) days of termination of employment and does not revoke such release within any applicable revocation period. Notwithstanding the provisions of paragraph (a), all payments of such salary continuation that would otherwise be due prior to the sixtieth (60th) day after the Employee’s termination of employment shall be delayed and paid to Employee in a lump sum on the first payroll date on or following the sixtieth (60th) day after the Employee’s termination of employment, and any remaining salary continuation payments due under this Section 7.3 shall be paid in accordance with the normal payment dates specified in Section 7.3(a).
     7.4 Special 409A Provisions. Notwithstanding the provisions of Section 7.3, if Employee is a specified employee within the meaning of Section 409A, as determined by the Compensation Committee of the Employer’s Board of Directors in

accordance with Section 409A, the amount of salary continuation payments under Section 7.3 that are paid during the first six months following Employee’s termination of employment shall not exceed two times the lesser of (A) Employee’s annual rate of pay (within the meaning of Section 409A) for the calendar year before Employee’s termination of employment (adjusted for any increase in rate of pay during that year that was expected to continue indefinitely) or (B) the maximum amount of compensation that may be taken into account under a qualified plan for the calendar year of Employee’s termination of employment. If such payments reach this limit during the first six months after Employee’s termination of employment, such payments will be suspended. The payments will resume as soon as practicable (but no later than 30 days) after the six-month anniversary of Employee’s termination of employment, at which time all payments that were suspended will be paid to Employee in a lump sum. For purposes of Section 409A of the Internal Revenue Code, each payment of salary continuation and each other installment payment payable under this Agreement will be treated as a separate payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.
     8. Confidential Information.
     8.1 Confidential Information Defined. For the purposes hereof, the term “Confidential Information” shall include, but is not limited to, all confidential or proprietary information of the Employer and its Affiliates acquired by the Employee in the course of his employment, including without limitation information in any way concerning any existing services, hardware and software products and hardware and software in various stages of development by Employer and its Affiliates, plans, projects, activities, research, know-how, trade secrets, trade practices, identity of actual and prospective clients, patients and customers, financial information, and information received from third parties (including customers, suppliers, and patients) that the Employer is obligated to treat as confidential or proprietary. The Employee understands that the foregoing is not an exhaustive list and that Confidential Information will also include any other information or materials identified as confidential or proprietary or which the Employee knows or has reason to know has such status; provided, however, that Confidential Information shall not include information that (i) is or becomes publicly known through no breach of this Agreement by the Employee, (ii) has been approved for release by prior written consent of the Employer, or (iii) has been publicly disclosed pursuant to a requirement of a government agency or of law.
     8.2 Nondisclosure. Except as required in the performance of Employee’s duties to the Employer, the Employee will never use or disclose any Confidential Information. To the extent that the Employee’s duties require him to disclose Confidential Information, the Employee shall do so only after advising the Employer in advance of such disclosure and only in strict conformity with the Employer’s policy, always taking all steps necessary to maintain the confidential nature of the information. Furthermore, the Employee understands and agrees that information and materials developed by the Employee in the course of the Employee’s employment for the Employer shall be considered no less Confidential Information belonging to the Employer than would have been the case had the Employer furnished the same information and materials to the Employee in the first instance. The Employee’s obligations under this Section 8 are in addition to all other obligations of confidentiality which the Employee may have to the Employer and its Affiliates under other agreements or policies, or under general legal or equitable principles.
     8.3 Records. Upon termination of the Employee’s employment with the Employer, or the Employer’s earlier request at any time, all records of Confidential Information including copies thereof in the Employee’s possession, or subject to the Employee’s control, whether prepared by the Employee or others, will be left with the Employer. The Employee will also return to the Employer any and all keys, identification cards and equipment, and remove and purge all copies and traces of Confidential Information from any Non-Employer storage locations and/or media under the Employee’s control.
     8.4 Security. The Employee agrees to comply with all Employer security policies and procedures including without limitation those regarding computer security and passwords; not to access any Employer or Employer client’s, patient’s or supplier’s computer system except as authorized; and not to access any Employer or Employer client’s, patient’s or supplier’s computer system in any manner after the termination of his employment by the Employer. The Employee agrees to advise the Employer promptly in the event the Employee learns of any violation or unauthorized entry by others or of any misappropriation or unauthorized use, reproduction of, reverse engineering of, or tampering with the Employer’s software or other research and development materials or equipment by others.
     9. Employee Conceptions and Developments.
     9.1 Works Made For Hire. All writings, inventions, discoveries, improvements, processes and work product of any nature whatsoever including without limitation computer programs, hardware, software, systems, networks, models, drawings, formulae, styles, specifications, data bases, know-how, strategies, data and designs, prepared by the Employee individually or jointly with others during the period of his employment by the Employer and relating in any way to the business or contemplated business, research or development of the Employer, or prepared within one (1) year thereafter in regard to any matter on which the Employee was actively engaged during such period (regardless of whose equipment is used in preparing the same or the hours in which such writings or other work product were written) (“Work Product”), shall be the sole and exclusive property of the Employer, including without limitation the physical copies or other embodiments thereof as well as any and all copyright, trade secret, trademark (and related goodwill), and patent rights therein and all related rights of priority under international conventions with respect thereto (collectively, “Intellectual Property Rights”). The Employee acknowledges that he has been engaged in the capacity as an employee of the Employer, and that by reason thereof, among other consequences, all of his writings prepared within the scope of his employment by the Employer are subject to treatment as “works made for hire” under the U.S. Copyright Act. Nothing contained in this Agreement shall be construed to reduce or limit the Employer’s rights in any Work Product so as to be less in any respect than the rights the Employer would have had in the absence of this Agreement. To the extent, if any, that the Work Product comprises writings or other developments that cannot qualify as “works made for hire” under the U.S. Copyright Act, the Employee hereby assigns and agrees to assign to the Employer and its successors and assigns all of the Employee’s intellectual property rights therein. The Employer shall have a right of first refusal to reacquire copyright interests in the event the Employee or his successors shall hereafter exercise any statutory right of termination that the Employee or such successors may have or acquire with respect thereto. The Employee further hereby assigns and agrees to assign to the Employer all pending and future patent applications and patents (and rights of priority under international conventions), and all continuations, divisions, continuations-in-part, reissues, patents or addition and extensions thereof, based upon any invention or discovery implemented or conceived as part of the Work Product. The Employee agrees to waive any “moral rights” or rights he may have in any Work Product under the Visual Artists Rights Act of 1990.
     9.2 Execution of Documents. The Employee agrees to execute and deliver to the Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Employer either during or subsequent to the Employee’s employment to obtain, perfect, transfer to the Employer or enforce any of the aforementioned rights in the United States and/or in such foreign countries as the Employer may designate, and to render all lawful assistance in connection with the same, including the giving of testimony under oath, or if the Employee cannot be found, the Employee irrevocably grants the Employer (without limiting the rights the Employer shall have in such circumstances by operation of law) power of attorney to execute and deliver any such document or take any such act on the Employee’s behalf and in his name, to the full extent permitted by law.
     9.3 No License. The Employee understands that he shall neither obtain nor retain any license of any nature with respect to the Work Product or any materials or tools made available to him by the Employer.
     10. Restrictive Covenants.
     10.1 Non-Solicitation of Employees. Employee agrees that during the period of his employment with the Employer and for a period of two years from the date of termination of his employment with the Employer for any reason, he will not directly or indirectly, solicit for employment or hire any employee of the Employer or its Affiliates; provided, however, that general solicitations such as through newspaper advertisements not directed at employees of the Employer, will not be deemed to violate this Section 10.1.
     10.2 Non-Competition. Employee agrees that during the period of his employment with Employer and for a period of one year from the date of termination of his Employment with the Employer for any reason, he will not directly or indirectly engage (whether as owner, operator, shareholder, manager, consultant, strategic partner or otherwise) in or render services to any business involving any health care or related services or the marketing, sales or servicing of medical or related products that in any way whatsoever competes with the Employer and its Affiliates; provided, however, that it shall not be deemed to be a violation of this Section 10.2 for the Employee to invest in securities having less than 1% of the outstanding voting power of any business entity, the securities of which are publicly traded. The Employee also agrees that during the period of his employment with Employer and for a period of eighteen months following the termination of his employment he will not directly or indirectly solicit any clients, patients or customers of the Employer or any Affiliate of the Employer.
     10.3 Certain Comments. The Employee agrees to refrain from making now or at any time in the future any derogatory comment concerning the Employer or any Affiliate of the Employer or any of their respective current or former officers, directors or employees which, directly or indirectly, could lead to impairment, disruption or loss of the Employer’s business to any extent, except as may be required by law. The Employee agrees that his obligation under this Section 10.3 shall continue during and after his employment with the Employer and shall remain in full force and effect in perpetuity.
     11. Miscellaneous.
     11.1 Assignment.
     (a) Assignment by the Employer. The Employer may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Employer. As used in this Agreement, the “Employer” shall mean the Employer as herein before defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Employer, as so defined.
     (b) Assignment by the Employee. The Employee may not assign this Agreement; provided, however, that amounts payable to the Employee following his death or legal incompetence shall be paid to his legal representative or his estate.
     11.2 Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maryland. The Employee hereby agrees that the sole jurisdiction and venue for any litigation arising out of this Agreement shall be an appropriate federal or state court in the State of New York.
     11.3 Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing previously entered into by them with respect thereto.

     11.4 Amendment, Modification, Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by a duly authorized representative of the Employer other than the Employee. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party hereto in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     11.5 Notices. Any notice to be given hereunder shall be in writing and delivered via overnight courier or via facsimile (in which case with a copy sent via overnight courier) addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:
If to the Employer:

Chindex International, Inc.
4340 East West Highway, Suite 1100
Bethesda, Maryland 20814
Attn: Chief Employee Officer
If to the Employee:
Robert C. Low
10114 Garrett Street
Vienna, VA 22181
     11.6 Severability; Specific Performance.
     (a) Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     (b) The Employee acknowledges and agrees that the restrictions contained in Sections 8, 9 and 10 are a reasonable and necessary protection of the immediate interests of the Employer, and any violation of these restrictions would cause substantial injury to the Employer and that the Employer would not have entered into this Agreement without receiving the additional consideration offered by Employee in binding itself to these restrictions. In the event of a breach or a threatened breach by the Employee of these restrictions, the Employer will be entitled to an injunction restraining the Employee from such breach or threatened breach without the necessity of (x) proving the inadequacy as a remedy of money damages or (y) posting a bond or other surety; provided, however, that the right to injunctive relief will not be construed as prohibiting the Employer from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.
     (c) The Employee acknowledges and agrees that his obligations under Sections 8, 9 and 10 shall survive the termination of this Agreement.
     11.7 Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Employer hereunder to the Employee, his transferee or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Employer may reasonably determine it should withhold pursuant to any applicable law or regulation.
     11.8 No Restraint. The Employee represents and warrants that he is subject to no employment, non-competition, non-solicitation or non-disclosure agreement. In the event that the Employee is in possession of any confidential non-public information by virtue of his prior employment, the Employee further represents and warrants that he will not engage in any activity that is inconsistent with the rights of such prior employer, which could subject the Employer to liability.
     11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall deemed an original, but all of which taken together shall constitute one and the same instrument.
[Signatures on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHINDEX INTERNATIONAL, INC.
By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	EVP/CFO

/s/ Robert C. Low
Robert C. Low

SCHEDULE A
SPECIFIED DUTIES
The duties of the Vice President, Finance and Chief Accounting Officer include as follows:
To assume and execute the fiduciary responsibilities of the Principal Accounting Officer of the company for all SEC/SOX purposes. To assume and excute overall responsibility, authority and accountability for accounting matters relating to the business of the corporation and its subsidiaries worldwide.
Specified responsibilities include:
•	Development, monitoring and maintenance of the companies system of internal controls to ensure accurate and reliable financial information and safeguarding of company assets..

•	Preparation of monthly financial information that is timely and accurate.

•	Preparation and filing of all required filings with the SEC

•	Management of the company’s audit and tax processes

•	Monitoring and analysis of new accounting developments and application of GAAP

•	Maintenance of all regulatory compliance and statutory reporting requirements worldwide

EXHIBIT A
GENERAL RELEASE
     For a valuable consideration, the receipt and adequacy of which are hereby acknowledged,                      (“Employee”), does hereby release and forever discharge Chindex International, Inc. (the “Company”), its subsidiaries and affiliates, and all of their respective successors and assigns, past and present directors, officers, partners, employees, and agents (each, a “Releasee”), both individually and in their official capacities, from any and all claims, causes of action (in law or in equity), suits, liabilities, demands, damages, losses, costs or expenses (including attorneys’ fees), of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee ever had, now has or may hereafter have against any of the Releasees by reason of any and all acts, omissions, events or facts occurring or existing on or prior to the date hereof, in connection with his employment with the Company or the termination thereof. The Claims released hereunder include, without limitation, any alleged breach of any employment agreement between the Company and Employee; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other legal restrictions on the Company’s right to terminate Employee’s employment; and any alleged violation of any federal, state or local statute or ordinance including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1973, and any applicable state employment laws. Excluded from the scope of this Release, however, are (i) any right Employee has to indemnification under any agreement with or governing documents of the Company or any of its affiliates, (ii) any rights of Employee arising under his Employment Agreement with the Company dated September 29, 2008 (or under any employee benefit plan of the Company) after the effective date of this Release.
          Employee acknowledges that he has been advised by the Company to consult an attorney before signing this Release and that he has executed this Release after having had the opportunity to consult with an attorney and after having had the opportunity to consider the terms of this Release for twenty-one (21) days (or for such longer period as the Company may specify), although he may sign it at any time during this period. Employee further acknowledges that he has read this Release in its entirety, understands all of its terms, and knowingly and voluntarily agrees to them; he is executing this Release in exchange for the receipt of consideration to which he would not otherwise be entitled; and that he has seven (7) days after signing this Release to revoke his release as to any ADEA claim. Any such revocation shall be in writing signed by the Employee and delivered to the Company at its executive offices, to the attention of the Company’s Secretary.
          This Release shall not become effective until the expiration of seven (7) days following Employee’s execution of this Release.

Dated:
Employee